Exhibit 2.1

(TRANSLATION)

SHARE HANDLING REGULATIONS
OF
MAKITA CORPORATION
(Kabushiki Kaisha Makita)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

     The denominations of share certificates and the handling business relating to shares of the Company and charges therefor shall be governed by these Regulations pursuant to Article 9 of the Articles of Incorporation of the Company; provided, however, that handling concerning beneficial shareholders shall be subject to the rules provided for by the Japan Securities Depository Center, Inc. (hereinafter “JASDEC”) in addition to these Regulations.

Article 2. (Transfer Agent)

     The transfer Agent of the Company, its handling office and liaison offices shall be as follows:

Transfer Agent:	The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Its handling office:	The Chuo Mitsui Trust and Banking Company, Limited Nagoya Branch Office 15-33, Sakae 3-chome, Naka-ku, Nagoya City

Its liaison offices:	Head office and nationwide branch offices of The Chuo Mitsui Trust and Banking Company, Limited

Head office and nationwide branch offices of Japan Securities Agents, Ltd.

Article 3. (Denominations of Share Certificates)

(1)	The share certificates to be issued by the Company shall be in the denominations of one (1), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares; provided, however, that with respect to any number of shares less than one hundred (100)

shares, share certificates representing any number of shares may be issued.

(2)	Of the share certificates referred to in the immediately preceding paragraph, shareholders may not request the issue of share certificates representing shares constituting less than one full unit of shares as provided for in Article 6 of the Articles of Incorporation (hereinafter “shares constituting less than a full unit”), except pursuant to the provisions of Articles 21 (Reissuance due to Defacement or Mutilation), 22 (Reissuance due to Completion of Columns for Endorsement) and 26 (Reissuance due to Lapse of Share Certificates) herein.

Article 4. (Requests and Reports, etc.)

(1)	Procedures for making requests and reports, etc. with respect to the business which the Company has entrusted to the Transfer Agent shall be handled by such Transfer Agent.

(2)	All requests, reports and applications under these Regulations shall be made in the form prescribed by the Company and with the seal impression of which the Company was notified under Article 14 affixed thereto.

(3)	Should any request, report or application referred to in the immediately preceding paragraph be made by an agent, a document evidencing the authority of such agent shall be submitted, or if the consent of a curator or an assistant is required, a document evidencing such consent shall be submitted.

CHAPTER II

REGISTRATION OF TRANSFER OF SHARES, ETC.

Article 5. (Registration of Transfer of Shares)

(1)	In the event that a request for registration of transfer of shares is made, a written request therefor shall be submitted together with the shares certificates concerned.

(2)	In the event that a request for registration of transfer of the shares acquired for any reason other than assignment is made, a document evidencing the acquisition shall be submitted in addition to the procedures referred to in the immediately preceding paragraph; provided, however, that if no share certificates have been issued for such shares, their submission shall not be required.

Article 6. (Registration of Transfer of Shares where Special Procedure is Required by Laws or Ordinances)

     In the event that a transfer of shares requires the performance of a special procedure by laws or ordinances, a written request for registration of such transfer shall be submitted together with the share certificates concerned and a document evidencing completion of such special procedure.

Article 7. (Entries, etc. in the Register of Beneficial Shareholders)

     Entries (including digital entries) in the register of beneficial shareholders shall be made, based on the notices given by JASDEC with respect to the beneficial shareholders and the beneficial shareholder cards.

Article 8. (Beneficial Shareholder Card)

     A beneficial shareholder shall submit a beneficial shareholder card through a participant.

Article 9. (Integration)

     If a shareholder recorded on the register of shareholders in writing or digitally is deemed to be the same person as a beneficial shareholder recorded on the register of beneficial shareholders in writing or digitally based on his/her address and name, the respective numbers of shares on each such register shall be aggregated with respect to exercise of the rights of shareholders.

CHAPTER III

REGISTRATION OF PLEDGE AND DECLARATION OF TRUST ASSETS

Article 10. (Registration or Deregistration of Pledge)

     In the event that a request for registration of pledge or change or deregistration thereof is made in respect of shares, a written request therefor jointly signed by the pledgor and the pledgee shall be submitted together with the share certificates concerned.

Article 11. (Declaration of Trust Assets or Cancellation Thereof)

     In the event that a request for declaration of trust assets or cancellation thereof is made in respect of shares, a written request therefor shall be submitted either by the trustor or the trustee together with the share certificates concerned.

CHAPTER IV

NON-POSSESSION OF SHARE CERTIFICATES

Article 12. (Request for Non-Possession of Share Certificates)

     In the event that a request for non-possession of share certificates is made, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if such share certificates have not yet been issued, submission of share certificates shall not be required.

Article 13. (Request for Issuance or Return of Share Certificates Placed in Non-Possession Status)

     In the event that a request for issuance or return of share certificates is made by a shareholder who has requested non-possession of the share certificates, a written request therefor shall be submitted; provided, however, that no request shall be made for issuance of share certificates representing shares constituting less than a full unit if the certificates for such shares has been treated as non-issued share certificates.

CHAPTER V

REPORTS

Article 14. (Report of Name, Address and Seal Impression)

(1)	A shareholder, a beneficial shareholder, a registered pledgee or his/her legal representative shall report his/her address, name and seal impression; provided, however, that a foreigner who is accustomed to signing his/her name may substitute his/her specimen signature for such seal impression.

(2)	In the event of any change in the matters referred to in the immediately preceding paragraph, a report thereof shall be submitted.

Article 15. (Report of Mailing Address or Proxy by Nonresident Shareholders)

(1)	A shareholder, a beneficial shareholder, a registered pledgee or his/her legal representative who is residing in a foreign country shall, in addition to the procedures referred to in the immediately preceding article, either appoint a standing proxy who resides in Japan or designate a mailing address in Japan to receive notices and shall report thereon.

(2)	The provisions of the immediately preceding article shall apply mutatis mutandis to a standing proxy.

Article 16. (Representative of Corporation)

(1)	If a shareholder or a beneficial shareholder is a corporation, the name of one (1) representative of such corporation shall be notified.

(2)	In case of change of such representative, a written notification thereof shall be submitted together with a certified copy of the extract of the commercial registration record.

Article 17. (Representative of Jointly Owned Shares)

(1)	Shareholders or beneficial shareholders who own shares jointly shall appoint one (1) representative and a notification thereof shall be submitted.

(2)	The same shall apply in case of change of such representative.

Article 18. (Change of Entries in Register of Shareholders, in Register of Beneficial Shareholders and in Share Certificates)

     In case of any change of entries in the register of shareholders, in the register of beneficial shareholders or in share certificates for the following reasons, a written report thereof shall be submitted together with the share certificates concerned and a document evidencing such fact; provided, however, if the share certificates concerned have not been issued for such shares or if such change is concerned with entries in the register of beneficial shareholders, the submission of share certificates shall not be required:

(1)	Change of family name or first name;

(2)	Appointment of legal representative such as a person having parental authority and a guardian, or change or cancellation thereof;

(3)	Change of trade name or corporate name; and

(4)	Change in corporate organization.

Article 19. (Special Exemption to Report Regarding Beneficial Shareholders)

     In the event that a beneficial shareholder make a report under this Chapter, such report shall be made through the participant(s); provided, however, that if a change is made only to the designated seal impression, such report need not be made through the participant(s).

CHAPTER VI

REISSUANCE OF SHARE CERTIFICATES

Article 20. (Reissuance due to Division or Consolidation)

(1)	In the event that issuance of new share certificates is requested for the purpose of dividing or consolidating share certificates, a written request therefor shall be submitted together with the share certificates concerned.

(2)	No request shall be made for issuance of share certificates for shares constituting less than a full unit resulting from division or consolidation of shares.

Article 21. (Reissuance due to Defacement or Mutilation)

     In the event that issuance of new share certificates is requested due to defacement or mutilation, a written request therefor shall be submitted together with the share certificates concerned; provided, however, that if it is difficult to discern whether the share certificates in question are genuine or not because of excessive defacement or mutilation, the provisions in Chapter 7 shall apply mutatis mutandis.

Article 22. (Reissuance due to Completion of Columns for Endorsement)

     In the event that all the columns for endorsement of a share certificate have been filled, such share certificate shall be retrieved and a new share certificate shall be issued therefor.

Article 23. (Automatic Consolidation of Certificates for Shares Constituting Less than a Full Unit)

     Certificates for shares constituting less than a full unit submitted for registration of transfer of shares shall, whenever the aggregate number of shares represented by such certificates amounts to or exceeds a full unit or an integral multiple of a unit, be consolidated into full unit share certificates, unless the party requesting such registration has instructed otherwise.

CHAPTER VII

REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 24. (Application for Registration of Lost Share Certificates and Application for Cancellation thereof)

(1)	Any person who applies for registration of lost share certificates shall submit a written application therefor together with a document evidencing acquisition of such share certificates, a document evidencing loss thereof and a document for his/her identification; provided however, that if such person is a nominee or a registered pledgee of such lost share certificates, only a document evidencing loss thereof shall be submitted with a written application therefor.

(2)	In the event that a registrant of lost share certificates applies for cancellation of such registration of lost share certificates referred to in the preceding paragraph, a written application therefor shall be submitted.

Article 25. (Application for Objection to Registration of Lost Share Certificates)

     In the event that an objection to registration of lost share certificates is applied, a written application therefor shall be submitted together with the share certificate concerned and a document for identification of the applicant; provided, however, in a case a shareholder or a registered pledgee applies for such objection, submission of a document for identification of the applicant shall not be required.

Article 26. (Reissuance Due to Lapse of Share Certificates)

     In the event that reissuance of lapsed share certificates is requested, a written request therefor shall be submitted.

Article 27. (Application of Provisions Concerning Reports)

     In the event that a registrant of lost share certificates, who is not a shareholder nor a registered pledgee, changes any matter recorded on the register of lost share certificates in writing or digitally, the provisions of Articles 14 through 18 hereof shall be applied thereto mutatis mutandis.

CHAPTER VIII

PURCHASE OF SHARES CONSTITUTING LESS THAN A FULL UNIT

Article 28. (Method of Request for Purchase of Shares)

(1)	In the event that a request for purchase of shares constituting less than a full unit by the Company is made, a written request therefor shall be submitted to the handling office or any of the liaison offices of the Transfer Agent referred to in Article 2 hereof together with the share certificates concerned; provided, however, that if no share certificates have been issued for such shares, submission of the share certificates shall not be required.

(2)	In the event that a beneficial shareholder makes a request referred to in the immediately preceding paragraph, such request shall be made through the participant(s) and JASDEC.

Article 29. (Determination of Purchase Price)

(1)	The purchase price per share for shares constituting less than a full unit for which a request for purchase is made shall be the last reported selling price per share on the market opened at the Tokyo Stock Exchange on the day on which the document for such request for purchase referred to in the immediately preceding article arrives at the handling office or any of the liaison offices of the Transfer Agent referred to in Article 2 hereof; provided, however, that if no sale of shares is made on such day at the Tokyo Stock Exchange or if no trading is made thereat on that day, the first reported selling price per share at the Tokyo Stock Exchange after that day shall be the purchase price.

(2)	The purchase price shall be the amount obtained by multiplying the purchase price per share referred to in the immediately preceding paragraph by the number of shares being requested for purchase.

Article 30. (Payment of Purchase Price)

(1)	The amount obtained by deducting the handling charges referred to in Article 41 hereof from the purchase price calculated pursuant to the immediately preceding article shall be paid by the Company on the sixth business day from the day following the day on which the purchase price is fixed at the place where the request for purchase is accepted; provided, however, that if the purchase price reflects the right to receive dividends, stock split or the right to subscribe for new shares, etc., such payment shall be made not later than the relevant record date or the date of allocation.

(2)	The shareholder who made a request for purchase may request that such payment be made by way of transfer to a bank account designated by him/her, or by postal money order.

Article 31. (Transfer of Title to Purchased Shares)

     The title to shares constituting less than a full unit for which a request for purchase was made shall be transferred to the Company on the day on which the payment or the procedures for the payment of the purchase price pursuant to the immediately preceding article have been completed.

CHAPTER IX

SALE OF SHARES CONSTITUTING LESS THAN A FULL UNIT

Article 32. (Method of Request for Sale of Shares)

(1)	In the event that a shareholder or a beneficial shareholder holding shares consisting less than a full unit requests the Company to sell to the shareholder or the beneficial shareholder such amount of shares which will, when added together with the shares consisting less than a full unit, constitute a full unit of shares (hereinafter the “Request for Sale”), a written request therefor shall be submitted to the handling office or any of the liaison offices of the Transfer Agent referred to in Article 2 hereof together with the share certificates concerned and the advanced payment as prescribed in the immediately following article; provided however, that if no share certificates have been issued for such shares, submission of the share certificates shall not be required.

(2)	In the event that a beneficial shareholder makes a request referred to in the immediately preceding paragraph, such request shall be made through the participant(s) and JASDEC.

Article 33. (Advanced Payment)

(1)	The advanced payment shall be the amount obtained by multiplying the last reported selling price per share on the market opened at the Tokyo Stock Exchange on the business day immediately preceding the day on which the document for the request for sale referred to in the immediately preceding article arrives at the handling office or any of the liaison offices of the Transfer Agent (if no sale of shares is made on such day at the Tokyo Stock Exchange, the last reported selling price per share at which shares were sold on the day immediately preceding such day) by the number of shares being requested for sale, and multiplying the result by 1.3. Any fraction less than 1,000 yen shall be rounded up. However, the Request for Sale made by a beneficial shareholder shall be handled as prescribed by JASDEC.

(2)	In the event that the Request for Sale as provided for in the immediately preceding article is made, and the advanced payment falls short of the amount referred to in the immediately preceding paragraph, the Company shall not accept such Request for Sale.

Article 34. (Request for Sale Exceeding Balance of Treasury Stock)

     In the event that an aggregate number of shares constituting less than a full unit for which the Request for Sale is made on the same day exceeds the number of shares reserved by the Company for the Request for Sale, all the Request for Sale made on such date shall not become effective.

Article 35. (Effective Date of Request for Sale)

     The Request for Sale shall become effective on the day on which the document for the request for sale referred to in Article 32 and the advance payment referred to in Article 33 arrive at the handling office or any of the liaison offices of the Transfer Agent.

Article 36. (Suspension Period of Request for Sale)

(1)	The Company shall suspend acceptance of the Request for Sale, during the period from twelve (12) business days before March 31 up to March 31 and the period from twelve (12) business days before September 30 up to September 30, each year.

(2)	Notwithstanding the immediately preceding paragraph, the Company may suspend acceptance of the Request for Sale any time when it deems necessary.

Article 37. (Determination of Sale Price)

(1)	The sale price per share for shares constituting less than a full unit for which a Request for Sale is made shall be the last reported selling price per share on the market opened at the Tokyo Stock Exchange on the effective date of the Request for Sale; provided however, that if no sale of shares is made on such day at the Tokyo Stock Exchange or if no trading is made thereat on that day, the first reported selling price per share at the Tokyo Stock Exchange after that day shall be the sale price per share.

(2)	The sale price shall be the amount obtained by multiplying the sale price per share referred to in the immediately preceding paragraph by the number of the shares being requested for sale.

(3)	In the event that the advanced payment as provided for in Article 33 hereof falls short of the aggregate amount of the sale price as provided for in the immediately preceding paragraph and the handling charges as provided for in Article 41 (hereinafter the “Sale Proceeds”), the Company shall request the relevant shareholder who made the Request for Sale to pay such shortfall. In such case, the relevant Request for Sale shall be cancelled if such shortfall is not paid within five (5) business days from the day immediately following the day on which the request for the payment of such shortfall is made.

Article 38. (Receipt of Sale Proceeds)

(1)	The Company shall receive the Sale Proceeds from the advanced payment on the sixth (6th) business day from the day on which the sale price is fixed or the day following day on which the shortfall referred to in the immediately preceding article, paragraph (3) is paid; provided however, that if the sale price reflects the right to receive dividends, stock split or the right to subscribe for new shares, etc., the Company shall receive such sale proceeds not later than the relevant record date or the date of allocation.

(2)	The amount obtained by deducting the Sale Proceeds from the advanced payment pursuant to the immediately preceding paragraph shall be returned to the shareholder who requested such sale by transferring such amount to the bank account designated by such shareholder or by cash payment through postal transfer.

Article 39. (Transfer of Title to Sold Shares)

     The title to shares constituting a full unit for which the Request for Sale is made shall be transferred to the shareholder or the beneficial shareholder who requested such sale on the day on which the Company receives the Sale Proceeds pursuant to the immediately proceeding article.

Article 40. (Delivery of Share Certificates)

     The Company shall, without delay, issue share certificates for the shares which became a full unit following the Request for Sale, and deliver the same to the shareholder who made such request, except for the case where a beneficial shareholder makes the Request for Sale.

CHAPTER X

HANDLING CHARGES

Article 41. (Handling Charges)

     Handling charges in connection with shares of the Company shall be as follows:

1.	In the case of issuance of share certificates pursuant to Article 13 (Request for Issuance or Return of Share Certificates Placed in Non-Possession Status), Article 21 (Reissuance due to Defacement or Mutilation) and Article 26 (Reissuance due to Lapse of Shares):

¥250 per share certificate

2.	In the case of application for registration of lost share certificates pursuant to Article 24 (Application for Registration of Lost Share Certificates and Application for Cancellation thereof):

¥8,600	per application
¥500	per share certificate

3.	In the case of purchase of shares pursuant to Article 28 (Method of Request for Purchase of Shares) or sale of shares pursuant to Article 32 (Method of Request for Sale of Shares):

The amount separately determined as the amount corresponding to the charges regarding entrustment of the sale and purchase of shares.

Supplementary Provisions

1.	These Regulations shall come into force on June 30, 2003.

2.	The amount pursuant to Article 41, paragraph (3) of these Regulations shall be the amount determined by calculating the amount per one unit based on the following formula, and then dividing such amount in proportion to the number of shares constituting less than a full unit purchased or sold.

(Formula)
Out of the aggregate amount obtained by multiplying the purchase price per share under Article 29 or the sale price per share under Article 37 hereof by the number of shares constituting a full unit, the handling charges per unit of shares shall be as follows:

Any amount being not more than one million yen (¥1,000,000):
1.150%
Any amount being more than one million yen (¥1,000,000) and not more than five million yen (¥5,000,000):
0.900%
Any amount being more than five million yen (¥5,000,000) and not more than ten million yen (¥10,000,000):
0.700%
Any amount being more than ten million yen (¥10,000,000) and not more than thirty million yen (¥30,000,000):
0.575%
Any amount being more than thirty million yen (¥30,000,000) and not more than fifty million yen (¥50,000,000):
0.375%
(Any fraction less than one yen (¥1) resulting from the calculation above shall be rounded down.)

Provided, however, that if the amount obtained by the calculation above is less than two thousand five hundred yen (¥2,500), the fee amount shall be two thousand five hundred yen (¥2,500).